UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2018

Supernus Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of Incorporation)

001-35518	20-2590184
(Commission File Number)	(IRS Employer Identification No.)

1550 East Gude Drive, Rockville MD	20850
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (301) 838-2500

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01              Entry into a Material Definitive Agreement.

On September 12, 2018, Supernus Pharmaceuticals, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Supernus Merger Sub, Inc., a Delaware corporation, which is an acquisition subsidiary formed and wholly owned by the Company (the “Merger Sub”), Biscayne Neurotherapeutics, Inc., a Florida corporation (which, as a condition to closing, must convert to a Delaware corporation) (“Biscayne”), and Reich Consulting Group, Inc., as the securityholder representative (the “Merger”).  The Merger is subject to certain closing conditions, including the renegotiation of certain third party intellectual property license agreements.  All closing conditions are more fully described in the Merger Agreement and, unless waived by the parties, must occur in order to consummate the Merger.  The Company issued a press release describing the Merger, which is described in Item 8.01 of this Current Report on Form 8-K and attached as Exhibit 99.1 of this Current Report on Form 8-K.

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, the Merger Sub will merge with and into Biscayne, the separate existence of the Merger Sub will cease and Biscayne will continue as the surviving corporation and will be a wholly owned subsidiary of the Company.  The Merger Agreement provides for a cash payment by the Company at the closing of the Merger of approximately $15 million to the current Biscayne securityholders.  After the closing of the Merger, the Company will be required to make additional cash  payments to the former Biscayne securityholders upon the achievement of certain specified development and sales milestones.  These additional payments include: (i) payments of up to approximately $73 million contingent on the Company achieving certain development milestones with respect to the development of certain pharmaceutical intellectual property assets held by Biscayne prior to the Merger; and (ii) payments of up to approximately $95 million contingent on the Company achieving certain sales milestones with respect to the marketing of products developed from such assets.  The Company will also pay a low single digit royalty on net sales to the former securityholders of Biscayne and any applicable royalties to third parties for the use of in-licensed intellectual property.  The maximum combined royalty the Company will pay to all parties is approximately 12%, depending on the intellectual property covering the marketed product and applicable tiered sales levels.

The Merger Agreement contains customary representations, warranties and covenants by each of the applicable parties to the Merger Agreement, and also contains indemnification provisions under which the parties thereto have agreed to indemnify each other against certain liabilities.  The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement and may be subject to limitations agreed upon by the contracting parties.  Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or Biscayne or any of their respective subsidiaries or affiliates.  Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

There can be no assurance that the Merger will occur subject to the terms described herein, or at all.  Even if the Company consummates the Merger, it may not be able to achieve the expected benefits of the Merger including the development and commercialization of Biscayne’s product candidate for the treatment of epilepsy.

The foregoing description of the Merger and the Merger Agreement is only a summary, does not purport to be complete, and is qualified in its entirety by reference to the Merger Agreement which the Company intends to file as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2018.  Unless otherwise defined herein, the capitalized terms used above shall have the same meaning ascribed to them in the Merger Agreement.

Item 8.01              Other Events.

On September 13, 2018, the Company issued a press release announcing the Merger.  A copy of this press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01              Financial Statements and Exhibits.

(d)           Exhibit

The following document is furnished as an Exhibit pursuant to Item 8.01 hereof:

Exhibit 99.1 — Press Release Dated September 13, 2018.

EXHIBIT INDEX

Number	Description

99.1	Press Release Dated September 13, 2018.	Attached

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERNUS PHARMACEUTICALS, INC.

DATED: September 18, 2018	By:	/s/ Gregory S. Patrick
Gregory S. Patrick
Vice-President and Chief Financial Officer